This Code of Ethics (the “Code”) supersedes all codes of ethics previously included in the Voya Investment Management Compliance Policies and Procedures Manual. Voya Investment Management reserves the right to modify any provision in this Code at any time in the future. Such changes will be distributed by electronic communication or by other means, as appropriate.

Table of Contents

1. Adoption of Code of Ethics	4

2. Covered Persons	5

3. Violations of the Code	5

4. Exceptions to the Code	5

5. Statement of Fiduciary Standards	5

6. Duty of Confidentiality	6

7. Duty to Comply with Federal Securities Laws	7

8. Personal Trading Restrictions	7

8.1. Pre-Clearance of Securities Transactions	7

8.2. Requirements for Voya Financial Securities.	8

8.3. Exceptions to Pre-Clearance of Securities Transactions	8

8.4. Prohibition of Initial Public Offerings and Initial Coin Offerings	9

8.5. Restrictions on Private Placements	9

8.6. Borrowing Money from Suppliers or Clients	9

9. Prediction Markets Restrictions	9

10. Intraday Trading Prohibition	10

11. Reportable Funds	10

12. Closed-End Funds	10

13. Prohibition on Short-Term Trading Profits.	10

14. Reporting Obligations	11

14.1. Disinterested Directors/Trustees	11

14.2. Initial Disclosure of Personal Holdings	11

14.3. Securities Transaction Records	11

14.4. Quarterly Account and Transaction Reports.	11

14.5. Annual Holdings Report.	11

14.6. Information to be Reported.	11

15. Gift & Entertainment Policy	12

15.1. Nominal Business Gifts and Business Entertainment	12

16. Outside Business Activities	14

16.1. Outside Business Interests and Private Investments	14

16.2.“Control” Persons of Public Companies	15

16.3.Political Activity	16

Code of Ethics Guide – Securities Transactions Matrix	18

Bank Loan and Global CLO Group	21

1.	Adoption of Code of Ethics

This Code of Ethics (the “Code”) has been adopted by each of the registered investment companies advised by Voya Investments, LLC (or an affiliate) and operating under the Voya funds umbrella (the “Voya funds”) and by each of the following Voya Entities (collectively referred to as “Voya Entities”):

Voya Alternative Asset Management LLC	Pomona Management LLC

Voya Investment Management Co. LLC	Voya Investments Distributor, LLC

Voya Investment Management LLC	Voya Investment Trust Co.

Voya Investment Management (UK) Limited	Voya Realty Group LLC

Voya Investments, LLC

The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the Voya Entities as well as their immediate family members living in such designated person’s household1 (collectively referred to as “Employees”) unless otherwise noted. Employees on short-term disability, whose access rights have not been revoked will still be subject to the Code. Employees on long-term disability, whose access rights have been revoked, will not be subject to the Code during the leave period.

Temporary contract workers, interns, independent contractors, or independent consultants, as well as certain persons of other affiliated entities are considered “Employees” for purposes of this Code if such person provides investment advice to clients on behalf of the Voya Entities, is subject to the supervision and control of the Voya Entities, has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. The Chief Compliance Officer (“CCO”) may exempt such persons from any requirement hereunder if the CCO determines that such exemption would not have a material adverse effect on any client account and for those contingent workers subject to a contractual arrangement with the Voya Entities that addresses insider trading and/or similar potential conflicts of interest.

In addition, the Code is applicable to the trustees/directors of each of the Voya funds (the “Voya funds Directors”). All Employees and the Voya funds Directors (collectively referred to as “Covered Persons”) will be provided with a copy of this Code upon employment with the Voya Entities or appointment and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the Voya Code of Business Conduct and Ethics.

All of the policies and guidelines contained in the Voya Code of Business Conduct and Ethics shall remain in full force and effect as to Employees.

1 An “immediate family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including domestic partners), sibling and in-laws, as well as any person sharing the same household with the Employee in which the Employee contributes to the material financial support of such person. A person who holds account(s) in which the Employee is a joint owner, has trading authority, or beneficial ownership would also be considered an immediate family member, regardless of if that person lives in the same household as the Employee.

Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. Rule 16a-1(2) under the 1934 Act specifies that to have beneficial ownership, a person must have a “direct or indirect pecuniary interest”, which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, a Covered Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

2.	Covered Persons

Certification of Compliance. All Covered Persons are required to certify annually that they have:

∎	read and understand the provisions contained in the Code;

∎	complied with all the requirements of the Code; and

∎	reported all transactional information required by the Code.

Generally, as an Employee of the Company, you may be held personally liable for any improper or illegal acts committed during the course of your employment; non-compliance with this Policy may be deemed to encompass one of these acts. Accordingly, you must read this policy and comply with the spirit and the strict letter of its provisions. Failure to comply may result in the imposition of serious sanctions, which may include, but are not limited to, letter of written reprimand, the disgorgement of profits, cancellation of trades, selling of positions, and suspension of personal trading privileges, dismissal, and referral to law enforcement or regulatory agencies.

Covered Persons are required to certify their receipt and understanding of and compliance with the Code within ten days of becoming a Covered Person. On an annual basis, all Covered Persons are required to certify their understanding of and compliance with the Code. Additionally, whenever the Code is materially amended, Covered Persons must certify that they have received the amended Code and that they have read, understand, and will abide by the terms and provisions of the Code. You will be provided with timely notification of these certification requirements and directions on how to complete them by the Code of Ethics Office. Other reporting and certification requirements are set forth in the Gift & Entertainment (“G&E”), Political Contributions, and Personal Securities Transactions sections of this Code.

3.	Violations of the Code

Strict compliance with the provisions of the Code is considered to be a basic provision of employment. Employees are required to report any known or suspected violations of the Code to Compliance immediately. An Employee who violates this Code or fails to report a violation of the Code may be subject to disciplinary action, which may include, but is not limited to a warning, unwinding of trades, disgorgement of profits, suspension of personal trading privileges, and suspension or termination of employment. Repeated offenses will likely be subject to additional sanctions of increasing severity.

4.	Exceptions to the Code

Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.

Exceptions may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to the CCO and approved by her or him and a member of the Voya Entities’ Executive Leadership Team. Exceptions to the Code shall be reported as applicable to the CCO of the Voya funds and the Voya funds Directors.

5.	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to clients, including the Voya funds, while the Voya funds’ Directors have a fiduciary duty only to the Voya funds. Our investment advisers owe a fiduciary duty to the Clients for which they serve as an adviser or sub-adviser. Covered Persons of our investment advisers must avoid activities, interests, and relationships that could interfere or appear to interfere with our advisers’ fiduciary duties. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

Clients’ Interests Come First	Conflicts of Interest Should be Avoided	Compromising Situations Should be Avoided

In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of the clients (or, in the case of the Voya funds Directors, the Voya funds) first. Covered Persons shall avoid putting their own personal interests ahead of the interests of a client.

Covered Persons must avoid any situations involving an actual or potential conflicts of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, a Voya Entity or a client of a Voya Entity or in the case of a Voya funds Director, the Voya funds.

Covered Persons shall never take advantage of their position of trust and responsibility. Covered Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of Covered Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Employee may include but not be limited to reprimand, suspension, disgorgement of trading profits and termination of employment.

6.	Duty of Confidentiality

As new trading platforms and technologies emerge, Voya’s commitment to the highest ethical standards remains unchanged. Maintaining client trust and the integrity of the firm is fundamental to this Code. Employees must exercise heightened care to ensure that their personal activities do not compromise, or appear to compromise, these standards.

Covered Persons must keep confidential any non-public information regarding Voya, any Voya Entity, Voya funds, clients, and any issuer, security, or event that they know or should know is under consideration or review by Voya. This includes, without limitation, client investment strategies, portfolio holdings, research developed or obtained for the benefit of clients, internal analyses, and any other proprietary or confidential firm information.

The use of Voya proprietary information or confidential or material non-public information for personal benefit is strictly prohibited. Employees must not use, disclose, or misuse such information for their own account or for the benefit of any other person, regardless of the platform or medium involved.

Employees may not trade, bet, enter into contracts, or otherwise participate in transactions based on confidential or material non-public information in any market, venue, or platform, including but not limited to securities markets, derivatives markets, prediction markets, betting venues, or similar platforms. In short, if an employee becomes aware of non-public information about a company, issuer, security, or event through their employment at Voya, that information may not be used to place trades, wagers, or contracts, directly or indirectly, under any circumstances.

Confidential information may be shared internally only with individuals who have a legitimate business need to know and externally only as required to conduct Voya’s business or as permitted by law. These obligations continue even after an employee’s employment with Voya ends.

All information submitted by a Covered Person to Compliance pursuant to this Code will be treated as confidential. Such information may, however, be disclosed, as appropriate, to relevant senior management, governmental and regulatory authorities with jurisdiction over the Voya Entities, the directors or trustees of the Voya funds, and their respective auditors and legal advisors, as necessary to evaluate compliance with, or sanctions under, this Code.

7.	Duty to Comply with Federal Securities Laws

The activities of the Voya Entities’ are governed by the federal securities laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Investment Company Act of 1940 (the “1940 Act”), as amended. Covered Persons are expected to comply with all applicable federal securities laws, whether or not a particular activity is specifically covered in this Code.

As a reminder, the misuse of material non-public information, including insider trading, constitutes fraud under applicable securities laws and may result in significant civil and criminal penalties. Employees are encouraged to contact Compliance immediately if they believe they may be in possession of material non-public information or have questions regarding their obligations under this Code.

8.	Personal Trading Restrictions

The restrictions of this section apply to all Employees covered under the personal trading policies and procedures of the Voya Entities, and to accounts over which they have the authority to make investment decisions, for all transactions involving securities.

8.1.	Pre-Clearance of Securities Transactions

Except for the transactions listed below, approval must be obtained from Compliance before entering an order to buy or sell or transfer securities by gift, engaging in derivative transactions, or selling of shares in connection with margin calls. Except as noted below, approval must be received for every transaction. A pre-clearance approval is only valid on the business day it is received. Pre-clearance approvals for securities traded on a U.S. exchange or in a U.S. market are effective until the close of trading on the day that your pre-clearance request has been approved. Pre-clearance approvals for securities traded on a foreign exchange or in a foreign market are effective until the close of trading on the business day following approval of your pre-clearance request. If you want to modify your trade request previously submitted in any way (e.g., date of execution or share quantity), or you do not complete the trade that same trading day, you must submit a new pre-clearance request.

The Voya Entities utilize a vendor system to process personal trading. All pre-clearance requests shall be made via the system, which can be accessed at: StarCompliance.

Employees assigned portfolio management or trading responsibilities are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade).

8.2.	Requirements for Voya Financial Securities.

Employees must obtain pre-clearance for transactions involving Voya Financial securities, including:

∎	Open market purchases and sales;

∎	Gifting or making a charitable contribution of your holdings;

∎

Transactions in Voya Company Stock Fund in the 401(k) (other than automatic purchases made pursuant to an established payroll-deduction program, or transactions involving automatic and/or pro-rata rebalances); or

∎	Sales of performance shares units or restricted stock units.

Employees who wish to transact in Voya securities should consider the following before seeking pre-clearance and transacting:

∎	Voya Securities must be held for a minimum of 60 calendar days from the acquisition date, including the Voya Company Stock Fund in Voya 401(k) accounts.

∎

Prohibition of Short Selling and Derivatives of Voya Securities. Because of the heightened legal risk, the potential misalignment of your interests and those of Voya Financial and its shareholders, and the inappropriateness of engaging in speculative transactions involving Voya Financial securities, you may not engage in:

-

Short sales of Voya Financial common stock. For example, you cannot sell Voya Financial common stock that you do not own, or if you own the stock, you cannot deliver it against such sale, and borrowing shares to complete the sale; or

-

Hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving Voya Financial securities (excluding stock awards granted under any Voya Financial incentive plan).

∎

Prohibition of Trading in Voya Securities during the “Closed Period.” Employees are prohibited from trading Voya Securities, including the Voya Company Stock Fund in Voya’s 401(k) plan, during the “Closed Period for Voya’s Financial Instruments” as set forth by Voya Financial. The Voya Closed Periods are set forth on the StarCompliance vendor system utilized to process personal trading requests.

Warning: Failure to pre-clear will result in sanctions including suspension of personal trading privileges.

8.3.	Exceptions to Pre-Clearance of Securities Transactions.

The following types of transactions are not subject to the pre-clearance requirements of this Code; however, certain transactions listed below are subject to the reporting and holding period requirements of the Code. Please reference the Code of Ethics Guide – Securities Transactions Matrix for details.

∎	Direct obligations of the Government of the United States (“U.S.”) and its agencies;

∎	Direct obligations of the Government of the United Kingdom;

∎	High quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements;

∎	Shares of open-end funds, including shares held in Voya’s 401(k) plan (as defined in Reportable Funds, below);

∎	Transactions in accounts over which an Employee has no direct or indirect control or influence (managed or discretionary accounts);

∎	Transactions under any incentive compensation plan sponsored by the Voya Entities;

∎

Transactions made through an automatic dividend reinvestment plan, automatic payroll deduction or similar program (excluding Self-Directed Brokerage Accounts) where the timing of purchases and sales is controlled by someone other than the Employee;

∎	Transactions involving Bitcoins or other cryptocurrencies;

∎	Transactions made through a fully discretionary Robo-Advisor program;

∎	An exercise of pro-rata rights issued by a company to all the holders of a class of its securities;

∎	On any given day, transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index;

∎	Transactions involving exchange-traded funds (ETFs) and exchange-traded notes (ETNs) (apart from single-stock ETFs and ETNs and non-Voya ETFs and ETNs sub-advised by the Voya Entities)2;

∎	Transactions involving penny stocks;

∎	Transactions involving listed index options, index futures, and other securities with an index as underlying; and

∎	Transactions involving unaffiliated3 closed-end registered funds.

8.4.

Prohibition of Initial Public Offerings and Initial Coin Offerings. Employees are prohibited from acquiring securities in initial public offerings, except for transactions made pursuant to an employee incentive compensation, retention or other program put in place by a Voya Entity, and initial coin offerings.

8.5.

Restrictions on Private Placements. Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of Compliance. If an Employee is granted approval to make such a personal investment, that Employee will not participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

8.6.

Borrowing Money from Suppliers or Clients. Employees may not borrow money from any of Voya suppliers, consultants, or clients. However, the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be borrowing within the foregoing prohibition. In addition, acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

9.Prediction Markets Restrictions

2 A list of Voya ETFs and sub-advised ETFs is available in the Document Library within StarCompliance.

3 Affiliated includes advised and sub-advised closed-end funds. A list of affiliated closed-end funds and Reportable Funds is available in the Document Library within StarCompliance.

Personal participation in prediction markets or similar platforms must not conflict with the interests of Voya or its clients. Accordingly, Employees are prohibited from betting on, trading in, or otherwise participating in prediction markets or similar platforms involving:

●	individual issuers or securities;

●	groups or baskets of issuers; or

●	events that are reasonably likely to be influenced by confidential, proprietary, or material non-public information obtained through the Employee’s role at Voya.

10.	Intraday Trading Prohibition

Covered persons are prohibited from the purchase and sale, and sale and purchase, of the same security, on the same day (intraday trading). This prohibition does not apply to transactions that are fully exempt from pre-clearance, reporting, and holding period requirements. Exceptions to this prohibition are subject to prior approval by Compliance.

11.	Reportable Funds

Reportable Fund3 means any open-end investment company for which any of the Voya Entities serves as an investment adviser or sub-adviser. Open-end investment companies include: U.S. open-end mutual funds (other than money market and short-term bond funds), ETFs, UCITS, SICAVs, and any fund managed by any of the Voya Entities that is an investment option offered as part of a variable annuity. Other than non-Voya ETFs and ETNs sub-advised by the Voya Entities, Reportable Funds do not require pre-clearance. However, all transactions and holdings involving Reportable Funds must be reported, regardless of whether pre-clearance is required.

All transactions in Reportable Funds must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information, or other applicable fund documents, for the relevant fund, including but not limited to the fund’s policies and procedures relating to short-term trading and forward pricing of securities.

12.	Closed-End Funds

Certain Covered Persons may be considered insiders to a closed-end fund advised or sub-advised by the Voya Entities. In such cases, these persons will be notified of their status as well as advised of additional restrictions imposed on them and their ability to transact in such closed-end fund.

Solely to facilitate compliance with timely Form 4 and 5 filing requirements with the Securities and Exchange Commission (“SEC”), all such insiders must submit a written report of any transaction involving the closed-end fund on the trade date of such transaction to Compliance.

13.	Prohibition on Short-Term Trading Profits

The firm discourages its Employees from engaging in short-term trading strategies for their own accounts. Any excessive or inappropriate trading that, in the firm’s view, interferes with job performance, or compromises the duty that the firm owes to its Clients, will not be tolerated. Employees must always conduct their personal trading activities lawfully, properly, and responsibly.

Employees may not profit from short-term trading, which is defined as transactions of securities, except as noted below and set forth in the Code of Ethics Guide – Securities Transactions Matrix, that are initiated and closed (the purchase and sale, or sale and purchase, of the same (or related) securities) within 30 calendar days.

For Reportable Funds, the 30-calendar day holding period is measured from the time of the most recent purchase date of the applicable shares.

Voya Financial securities must be held for 60 calendar days. Exception: You may sell Voya Financial securities within the 60-day holding period as part of the default option to cover taxes due upon the receipt or vesting of equity-based compensation as described in the Voya Financial Personal Trading Policy. Similarly, you may sell all or a portion of your Voya Financial securities deposited into your account as a result of equity-based compensation grants or vesting events within the 60-day holding period.

Profits made in connection with short-term trades may be subject to disgorgement.

14.	Reporting Obligations

14.1.

Disinterested Directors/Trustees. Voya funds Directors/Trustees who are not deemed to be “interested persons” (as that term is defined under the 1940 Act) of a Voya fund, its investment adviser, or the investment adviser’s affiliates (the “Disinterested Directors”) must submit a quarterly report containing the information set forth in 13.2—13.5 below, only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known, that during the 15-day period immediately before or after the Disinterested Director’s transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable Voya fund had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable Voya fund had considered purchasing or selling such security.

14.2.

Initial Disclosure of Personal Holdings. Employees are required to disclose all their personal securities holdings to Compliance within 10 days of commencing employment with a Voya Entity. The holdings report must be current as of a date not more than 45 days prior to the commencement of employment.

14.3.

Securities Transaction Records. Employees should be aware that the Voya Entities maintain a list of designated broker-dealers with whom Employees may maintain a brokerage account. Employees shall notify Compliance if they intend to open, or have opened, a brokerage account. If requested, Employees shall direct their brokers to supply Compliance with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts. Employees must report new authorized brokerage accounts to Compliance within thirty (30) days of funding the account. Note: Employees may not trade in the new account prior to reporting the account. Any brokerage account opened to facilitate cryptocurrency trading is a reportable account under the Code and must be held with an approved designated broker.

14.4.

Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter.

14.5.

Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year. The holdings reports must be current as of a date not more than 45 days prior to the date the report is submitted.

14.6.	Information to be Reported. Employees are required to provide the following information when submitting reports as required by 13.2. through 13.5., above:

Initial and Annual Holdings Reports must include the:

∎	title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

∎	broker-dealer or bank where accounts are held; and

∎	date the report is submitted.

Quarterly Transaction Reports must include the:

∎

title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

∎	trade date and type of transaction (i.e., buy, sell, open, close, etc.):

∎	price of the security;

∎	broker-dealer or bank account through which the transaction was affected; and

∎	date the report is submitted.

All reports, other than the Initial Disclosure of Personal Holdings, shall be made via StarCompliance.

15.	Gift & Entertainment Policy

As a general rule, an Employee should not give or accept an inappropriate or significant gift or entertainment to/from a third party that has any business dealings with Voya Financial. All Employees who are also Financial Industry Regulatory Authority (“FINRA”) registered representatives are, to the extent they are conducting business on behalf of the Voya Entities, do so under Voya Investments Distributor, LLC (“VID”), a registered broker-dealer with the SEC and a member of FINRA. (Note: those requirements are described more fully in the VID Written Supervisory Procedures.)

This Policy should be read in conjunction with the Voya Financial Gift, Entertainment, and Conflicts of Interest Policy.

15.1.	Nominal Business Gifts and Business Entertainment

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or raise a potential conflict of interest. It could also, depending on facts and circumstances, qualify as paying or receiving non-cash compensation for a testimonial or endorsement under Rule 206(4)-1. As a general rule, Employees should not give to or accept from a third party (e.g., client, broker, or vendor) any gift or gratuity. However, gifts less than $300 per year per person as well as occasional, normal and customary meals and/or business entertainment (where the person providing the entertainment is present) that on a fair market value basis does not exceed $750 per incident (note: dinner and a show or golf and lunch would be considered one business entertainment event) or $2,500 per year, the cost of which would be paid for by Voya as a reasonable business expense if not paid for by the third party, and which is not given or accepted in exchange for a testimonial or endorsement, are permitted. Any G&E in excess of these limits should be declined or returned. If it is not practical to return a gift, provide it to Human Resources for donation. In the case of a perishable item worth more than $300, the gift may be shared with the Covered Person’s entire department.

Ultimately, except for personal gifts explained more fully below, G&E must have a clear connection with Voya’s business and are not permitted if an independent third party might think that the Employee would be influenced in conducting business or might otherwise provide an endorsement of that third party. Any G&E given or received in connection with Voya giving or receiving a testimonial or endorsement will qualify as a paid testimonial or endorsement under Rule 206(4)-1. While G&E under $1,0004 are considered “de minimis” compensation and testimonials/endorsements given for de minimis compensation are exempt from some of the provisions of Rule 206(4)-1, such arrangements with third parties are still subject to adviser oversight and required disclosures. Employees should seek prior approval from Legal and Compliance prior to engaging in a testimonial or endorsement arrangement.

Family members (including domestic partners) of Employees are not permitted to accept fees, G&E, invitations to seminars/conferences, payments or other favors in connection with any business of Voya. Any questions should be directed to your supervisor or Compliance Officer, and in the case of FINRA registered representatives conducting business on behalf of VID, your broker-dealer supervisor.

Employees who plan G&E to anyone affiliated with a public entity, including but not limited to state and municipal pension plans, have a special responsibility to both know and adhere to the policy stated above, and to comply fully with additional policies, procedures, and restrictions placed on such Employees by state statutes, municipal regulations or internal policies. Public entity employees may be under even more stringent restrictions or outright prohibitions with regard to receipt of meals and entertainment. Any Voya employee seeking to entertain a public entity employee should first check with Compliance and Legal to see what, if any, additional restrictions may apply. Compliance and Legal can assist in determining what such restrictions are prior to the gifting to and entertaining of such individuals.

The Voya Entities generally restrict employees from providing gifts and/or entertainment to government officials. However, under certain circumstances, expenditures for meals, entertainment and other normal social amenities for government officials may be permitted, provided it is not extravagant and otherwise complies with the laws and customs of the state or country in which the expenditure is incurred. Similarly, gifts may be given only if the gifts are of reasonable value and conform to laws and normal social customs in the recipient’s state or country.

Any employee seeking to provide gifts, entertainment, or social amenities to a government official should obtain prior authorization from their Executive Leadership Team representative and from Compliance. This request should be submitted through StarCompliance.

Gifts

The following are some guidelines or examples of acceptable gifts. These guidelines also apply when employees are attending conferences sponsored by Clients, prospects, brokers, vendors and other third parties.

∎	An acceptable gift may not exceed a face value of $300 per third party, per year.

∎

Purely personal gifts are permissible. Personal gifts are gifts that serve a personal (not business) purpose, are paid by the giver (not the giver’s employer) and are between close friends or family members (e.g., gifts that are related to commonly recognized personal events, such as births, promotion, wedding, or retirement).

∎

Discounts or rebates on merchandise or services that do not exceed those available to arm’s length clients. The final total cost or value of goods or services is subject to a $300 limit per third party, per year.

∎	Occasional gifts with a modest nominal value and that are widely distributed and include a company logo (e.g., shirts, caps, pens, books, bags, cups, golf balls, towels, desk ornaments) do

4 For purposes of Rule 206(4)-1.

not count toward the annual limit as long as they are infrequent and the reasonably estimated value of the item does not exceed $75 (except if the intended recipient is an ERISA fiduciary or public official, in which case the exclusion does not apply). Receipt of such gifts is permitted without any approval or reporting obligation.

Business Meals and Entertainment

The following are some guidelines regarding acceptable business meals and entertainment. These guidelines also apply when employees are attending conferences sponsored by Clients, prospects, brokers, vendors and other third parties.

∎

Normal, customary, and occasional business meals or entertainment where the meal or entertainment takes place in one event and the person providing the entertainment is present. A good test is whether Voya would consider such an expense reasonable, if not paid for by a third party. Also, a good rule of thumb is whether an Employee can eat, drink, or enjoy the entertainment in one sitting.

∎

Business meals and entertainment should be consistent with FINRA guidance and advice. As such, the total fair market value of the event may not exceed $750 per Employee, per event (note: dinner and a show or golf and lunch would be considered one event), subject to an annual maximum amount of $2,500 per third party.[5]

∎

Entertainment, such as tickets to sporting events, golf fees, or ski lift tickets, will be evaluated based on the published ticket price. Again, in all cases both the giver and the recipient must be present.

∎

The cost of local transportation does not count towards the $750 per event/$2,500 annual limit, provided that the mode of transportation must be reasonable. Any travel and lodging related to the event should be paid for by Voya subject to the Voya Financial Travel and Entertainment Policy.

Any exceptions to the above guidelines must be approved by the Employee’s manager and an Executive Leadership Team representative prior to acceptance.

In order to monitor compliance, employees are required to regularly report the receipt of gifts and entertainment (via StarCompliance) and regularly certify that they have complied with the Gift & Entertainment Policy.

16.	Outside Business Activities

16.1.	Outside Business Interests and Private Investments

All Employees are required to devote their full time and efforts to the business of Voya. You are not to maintain outside employment activities that compromise job performance or interfere with your regular duties. In addition, no person may make use of either his or her position as an Employee or information acquired during employment or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of Voya.

To assist in ensuring that such conflicts of interest are avoided, an Employee must obtain the written approval of the Employee’s supervisor and Compliance prior to:

5 Nominal lunches (e.g., snacks, sandwiches) provided by a broker-dealer during business-related meetings on company premises are exempt from reporting.

∎

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

∎	Serving as a registered representative of any broker-dealer other than VID.

∎	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

∎	Accepting employment of any kind or engaging in any other business outside of Voya.

∎	Acting or representing that the Employee is acting as agent for Voya, an Adviser or any other firm in any investment banking matter or as a consultant or finder.

∎

Forming or participating in any stockholders’ or creditors’ committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in becoming actively involved in a proxy contest (see also Personal Trading Restrictions above).

∎

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association other than Voya, whether as a fee, commission, bonus or other consideration such as stock, options or warrants other than compensation earned prior to commencement of employment with Voya.

Every Employee is required to complete a disclosure form on the StarCompliance site and have such form approved by the Employee’s supervisor and Compliance prior to serving in any of the capacities or making any of the investments described heretofore. Similarly, each Employee is required to maintain the data initially disclosed on such form and notify Compliance (and the Employee’s supervisor) in the event of any change to the information provided after initial approval. From time to time, Employees may be asked to renew their OBA information.

In addition, an Employee must advise Legal and his or her supervisor if the Employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration that could reasonably relate to the business of Voya. Written confirmation of such advice should be obtained from the Employee’s supervisor and Legal.

16.2.	“Control” Persons of Public Companies

Every Employee must disclose to Voya if their spouse, domestic partner, or any of their parents, siblings or children, regardless of living in the same household, (“family members”) hold a position as a director or executive officer of any public company. Voya may, in its sole discretion, place limitations on an Employee’s investment activities in the event an Employee’s family member holds a position as a director or executive officer of any public company. Similarly, each Employee is required to maintain the data initially disclosed on such form and notify Compliance (and the Employee’s supervisor) in the event of any change after initial approval.

From time to time, an Employee may be offered a position as an executive officer or director of a publicly traded company, which, if accepted, would subject the Employee to requirements arising under Section 16 of the 1934 Act (“Section 16”). Prior to accepting the position, the Employee must receive clearance from the CCO and a member of the Voya Entities senior management team. If the Employee is permitted to accept the position, the Employee will also be subject to the following procedures:

∎

Trades for client accounts or funds over which the Employee has sole or shared investment discretion must also comply with the publicly traded company’s policies and procedures. It is the responsibility of the Employee to understand and adhere to such company’s reporting requirements.

∎	Appropriate disclosure must be provided to affected clients. The disclosure can be provided via offering documents or other communications sent to affected investors.

∎

In accordance with the Voya Entities’ policies on confidential information and insider trading, the Employee may not, under any circumstances, trade in the company’s securities – whether for personal or client accounts – if the Employee is in possession of material non-public information regarding the company. Likewise, material non-public information regarding the company may not be shared with other Voya personnel, other than Legal or Compliance.

16.3.	Political Activity

While Voya maintains a political action committee, political contributions from Advisers or their respective Employees6 may raise various legal and regulatory issues. Most notably, Rule 206(4)-5 under the Advisers Act prohibits an Adviser from receiving compensation from a government entity for two years if the Adviser or certain Employees contributed money to a government official who is in a position to influence the selection of the Adviser to manage a public fund or provide investment advice to a government entity. Also, some states and municipalities may have laws disqualifying an Adviser from managing assets for various governmental entities if the Adviser or certain of its representatives have made contributions or provided gifts to certain candidates for office. To ensure compliance with these laws and to avoid actual and potential conflicts of interest, the Voya Entities have adopted the procedures described below, which requires pre-approval by Compliance and the Voya Political Activity Review Committee (“PARC”) of political activities. The activities requiring pre-approval and the procedures for obtaining pre-approval are set out below.

Prior to making any personal contribution (whether it be monetary, or event driven, such as hosting a fundraiser) in an individual capacity to an incumbent or candidate, political party committee or political action committee, all Employees must submit a request for approval from Compliance and PARC through the StarCompliance site.

∎

Personal political activities of Employees must be kept separate from employment and any expenses related to these activities may not be charged to an Adviser; personal political contributions will not be reimbursed. Also, Employees are not to use Voya’s facilities (such as telephones and photocopiers) and may not use working hours for political campaign purposes.

∎

When acting in a volunteer capacity to an incumbent or candidate running for office, you must obtain pre-approval from Compliance. All requests must be submitted through the StarCompliance site. For volunteer activity, it is important that your activities cannot be viewed as connected with your position with Voya. To the extent that your volunteer activity involves soliciting or fundraising for political contributions, you will also be required to obtain pre-approval from Compliance.

∎	Employees should take extra care when soliciting fellow Employees to ensure that the solicitation never gives the appearance of being coercive or otherwise related to their employment.

∎

Employees who seek or are appointed to any government position, federal, state or local, paid or unpaid, must obtain pre-approval from Compliance of such activity to ensure compliance with applicable conflict of interest laws. All requests must be submitted through the StarCompliance site.

6 As a reminder, all references to Employees also apply to an Employee’s immediate family members.

∎

Employees may not engage in any lobbying activities on behalf of the Voya Entities or any affiliated entity without prior approval from Compliance. Please contact Compliance if you are not sure whether your activities would be considered lobbying.

The use of an Adviser’s funds in connection with an election is generally prohibited by law. In order to avoid any allegations of impropriety, it is the Voya Entities’ policy that its funds may not be contributed to federal, state or local election campaigns. Any exception to this item, such as requests for company support of political events, political candidates and their campaigns, political parties or political action committees, must be pre-approved by Compliance. All requests must be submitted through the StarCompliance site.

∎	Gifts to government officials, including entertainment and meals, are generally prohibited.

∎

State and local laws dealing with campaign fund raising vary from jurisdiction to jurisdiction. Some laws expressly prohibit government officials from contracting, on behalf of their political organizations, with any firm(s) whose employees have made a donation to that official’s political campaign.

Employees are required to complete a Political Contribution/Activity Certification on a quarterly basis. Please note that Compliance will keep necessary records based on the information gathered, in compliance with SEC Rule 204-2.

Code of Ethics Guide – Securities Transactions Matrix1

Type of Security	Pre-Clearance Required	Reporting Required	Intraday Trading Restriction	Holding Period

Covered Securities Transactions for Pre-Clearance

Stocks (common or preferred)	Yes	Yes	Yes	30 calendar days

Warrants and rights	Yes	Yes	Yes	30 calendar days

Depository receipts (ADRs or GDRs)	Yes	Yes	Yes	30 calendar days

Fixed income securities (excluding direct obligations of the U.S. and UK Government and U.S. agency bonds)	Yes	Yes	Yes	30 calendar days

Affiliated[2] closed-end funds	Yes	Yes	Yes	30 calendar days

Single-stock ETFs and ETNs	Yes	Yes	Yes	30 calendar days

ETFs and ETNs sub-advised[2] by the Voya Entities (excluding the Voya ETFs)	Yes	Yes	Yes	30 calendar days from the time of the most recent purchase date

Structured notes	Yes	Yes	Yes	30 calendar days

Transactions involving Voya securities, including the Voya Company Stock Fund in Voya’s 401(k) plan accounts	Yes	Yes	Yes	60 calendar days

Sales of Voya performance shares units (PSU) and restricted stock units (RSU) acquired from a vesting	Yes	Yes	N/A	N/A

Sales of restricted stock	Yes	Yes	N/A	N/A

Sales of stock acquired via Stock Purchase Plans including sales of Voya stock acquired through Voya’s Stock Purchase Plan	Yes	Yes	N/A	N/A

Private Investments and Outside Activities

Private placements	Yes	Yes	N/A	N/A

Outside activities	Yes	Yes	N/A	N/A

1 Applicable pre-clearance, reporting, and holding period requirements also apply to derivates of these securities.

2 Affiliated includes advised and sub-advised funds. A list of affiliated closed-end funds, sub-advised ETFs, and Voya ETFs is available in the Document Library within StarCompliance.

Type of Security	Pre-Clearance Required	Reporting Required	Intraday Trading Restriction	Holding Period

Transactions Exempt from Pre-Clearance

Direct obligations of the Government of the U.S. and the UK	No	No	No	No

U.S. Government agency bonds (e.g., GNMA, FNMA, FHLB, FHLMC)	No	Yes	Yes	30 calendar days

High quality short-term debt instruments (Including: bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements)	No	No	No	No

ETFs or ETNs (apart from single- stock ETFs and ETNs and ETFs or ETNs that are sub-advised[3] by the Voya Entities)	No	Yes	Yes	No

Voya ETFs[3]	No	Yes	Yes	30 calendar days from the time of the most recent purchase date

Unaffiliated open-end funds	No	No	No4	No4

Affiliated[5] open-end funds (Including: funds held within the Voya 401(k))	No	Yes	Yes	30 calendar days from the time of the most recent purchase date[4]

Managed or discretionary accounts	No	Yes	No	No

Incentive compensation plan sponsored by the Voya Entities	No	Yes	N/A	No

Automatic dividend reinvestment plan, automatic payroll deduction Excluding: Self Directed Brokerage	No	Yes	N/A	No

Bitcoin or other cryptocurrencies	No	No	No	No

3 A list of sub-advised ETFs and open-end funds, and Voya ETFs, is available in the Document Library within StarCompliance.

4 Please review the market timing policy described in the prospectus of each open-end fund in which you invest. Each Employee must comply with that fund’s specific market timing policy.

5 Affiliated includes advised and sub-advised funds. A list of affiliated open-end funds is available in the Document Library within StarCompliance.

Type of Security	Pre-Clearance Required	Reporting Required	Intraday Trading Restriction	Holding Period

Exercise of pro-rata rights issued by a company to all the holders of a class of its securities	No	Yes	N/A	No

On any given day, transactions involving 100 shares or less (per account) of common stock issued by companies included in the S&P 500 Index[6]	No	Yes	Yes	30 calendar days

Penny stocks	No	Yes	Yes	30 calendar days

Index options, index futures, and other securities with an index as underlying	No	Yes	Yes	No

Unaffiliated closed-end funds[7] (IPO issuances are prohibited)	No	Yes	Yes	30 calendar days

Prohibited Investments

Short sales of Voya Financial common stock

Hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving Voya Financial securities (excluding stock awards granted under any Voya Financial incentive plan)

Trading in securities issued by Voya during the “Closed Period for Voya Financial Instruments”

Initial Public Offerings

Initial Coin Offerings

Borrowing money from clients or suppliers

Betting on, trading in, or otherwise participating in prediction markets or similar platforms involving: individual issuers or securities; groups or baskets of issuers; or events that are reasonably likely to be influenced by confidential, proprietary, or material non-public information obtained through the Employee’s role at Voya

Other Key Reminders

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade)

Approvals for U.S. securities are effective until the close of trading on the day that pre-clearance request is approved. Approvals for foreign securities are effective until the close of trading on the business

6 A list of companies included in the S&P 500 Index is available in the Document Library within StarCompliance.

7 A list of affiliated closed-end funds is available in the Document Library within StarCompliance.

Type of Security	Pre-Clearance Required	Reporting Required	Intraday Trading Restriction	Holding Period

day following pre-clearance approval.

Bank Loan and Global CLO Group

Supplemental Code of Ethics

Scope

This Supplemental Code of Ethics (this “Supplemental Code”) has been adopted by the Voya Bank Loan and Global CLO Group (the “BLGC Group”) of Voya Investment Management Co. LLC (“Voya IM”) and applies to all: (a) Voya IM personnel employed within the BLGC Group and (b) Voya IM personnel serving outside of the Group who have routine access to the trading systems utilized by the BLGC Group in order to: (1) provide services (e.g., settlements and operational support) to the BLGC Group; or (2) monitor BLGC Group trading activity (each a “Covered Person”).

Relation to Other Voya IM Policies

This Supplemental Code is intended to supplement existing Voya IM policies. If any aspect of this Supplemental Code conflicts with any other Voya IM policy (as now or hereafter in effect), the provisions of such other policy shall control, provided that Covered Persons will comply with the requirement to pre-clear S&P Small Lot Transactions, as defined and discussed below.

Responsibilities

Each Covered Person must read this Supplemental Code and comply with its terms.

Personal Trading

In General

Covered Persons may not purchase, sell, or own any equity or debt interest issued by any entity (or any of such entity’s affiliates) if the BLGC Group is in possession of any current non-public information about such entity or any of its affiliates. For the purposes of this Policy, the BLGC Group is deemed to be in possession of current non-public information about an entity if:

◾	The BLGC Group has determined to operate on the private side of the market with regard to such entity; and/or

◾

The BLGC Group received any non-public information, such as, but not limited to, a “bank book” or other solicitation to invest in an issuance by such entity or any of its affiliates, within the most recent three months (unless such non-public information has been made public or is otherwise determined to no longer constitute non-public information).

Pre-clearance

All proposed personal securities transactions by Covered Persons will be checked against the BLGC Group’s records to prevent any violations of the above restriction. For all trades, including S&P Small Lot Transactions (see below), Covered Persons must obtain preclearance as a part of Voya IM’s normal pre-clearance procedure for personal securities transactions using the StarCompliance system (or any successor thereto). The required pre-clearance against the BLGC Group’s records will occur as part of the Voya IM approval process, i.e., the Covered Person does not need to take any additional action in this regard.

S&P 500 Small Lot Transactions

Voya IM employees are not required to seek pre-clearance approval on daily transactions involving small lots (100 shares or less) of the common stock of companies in the S&P 500 (an “S&P Small Lot Transaction”). This exception to Voya IM’s general rule that all securities transactions must receive pre-clearance does not supersede the BLGC Group’s policy stated above prohibiting transactions in debt or equity securities of companies about which the BLGC Group is in possession of current material non-public information.

Therefore, before undertaking an S&P Small Lot Transaction, Covered Persons must obtain pre-clearance. The pre-clearance procedure for S&P Small Lot Transactions is the same as the normal Voya IM pre-clearance procedure using the StarCompliance (or successor) system.

Involving Relatives, Friends and Personal Business Associates in Voya IM Business Matters

In the course of acting on behalf of and in the best interests of Voya IM and its customers, occasions may arise where a Covered Person (each, a “PR Covered Person”) has a personal relationship1 with a person or entity that could provide services for compensation to Voya IM, is a customer of Voya IM or is an entity in whose loans or securities a Voya IM-managed portfolio has invested. If a PR Covered Person believes that such a situation exists, the PR Covered Person may not make any contact with such person or entity with regards to such situation, nor may the PR Covered Person provide any non-public information to such person or entity. Instead, the PR Covered Person must inform his or her manager and the Group Head of the situation and, if requested by the Group Head, provide appropriate contact information.

The Group Head may authorize contact with such person or entity, but any such contact shall be made by a Covered Person other than the PR Covered Person, as designated by the Group Head. The PR Covered Person shall not have any contact with the person or entity with which PR Covered Person has a personal relationship with regard to the subject matter. In addition, if such a contact is approved, the PR Covered Person shall be relieved of any and all responsibility with regard to the subject matter insofar as it relates to the participation or involvement of such person or entity, or the terms and conditions thereof.

The restriction in this section applies only to situations where there is the expectation that compensation will be paid. It does not apply to situations where advice or services may be provided without compensation or other financial benefit to the person or entity with which the Covered Person has a personal relationship. In all cases, however, the Covered Person may not receive any compensation or other financial benefit.

1 Personal relationship includes, without limitation, family members and relatives, close personal friends, former employers, etc.